THIS AGREEMENT is made in London, England the 30rd June, 2020

BETWEEN:

· **(1) SYNTHESIS PEER-TO-PEER INCOME FUND ,** an exempted company duly incorporated and existing under the laws of the Cayman Islands, and having its office at PO Box 309, Ugland House, Grand Cayman KYI-110, Cayman (the"**Creditor");**

(2) SKY PHARM S.A. (ΦΑΡΜΑΠΟΘΗΚΗ **ΣΚΑΪ ΦΑΡΜ Α.Ε.),** a société anonyme duly incorporated and validly existing and operating under the laws of the Hellenic Republic, holder of General Commercial Registry (ΓΕΜΗ) No. 131417304000 and Tax Registration No. 800597686/Tax Authority FAE Thessaloniki, having its registered office at 5, Agiou Georgiou Street, 57001 Thessaloniki (the "**Debtor**"); and

(3) GRIGORIOS SIOKAS, resident of Neo Risio P.O. Box 374, 57001, Thessaloniki, with Greek ID No: AH356375, issued at Litochoro, Pierias and Greek AFM: 126793707, DOY Z' Thessalonikis ("GS"), (the "**Guarantor**").

BACKGROUND

(A) The Debtor is a Greek société anonyme which operates a pharmaceutical trading and export business from its premises in Thessaloniki.

(B) During the period 23 March 2017 to 11 December 2017, the Creditor made available to the Debtor certain loan facilities;

(C) The Debtor failed to repay those loan facilities, and failed to pay interest, in accordance with the terms of those facilities and, as a consequence the Creditor notified the Debtor that it was intending to commence legal proceedings against the Debtor, the Guarantor and the Parent (as defined below) unless all outstanding amounts were immediately paid in full;

(D) Following negotiations, the Debtor and the Guarantor unconditionally agreed to make certain payments to the Creditor, and the Creditor, acting in good faith, agreed that, subject to the fulfillment of the terms of this Agreement by the Debtor and the Guarantor, it will agree to accept such payments in full and final discharge of the outstanding amounts owing to the Creditor under the loan facilities referred to above.

1. DEFINITIONS

1.1 In this Agreement:

"**Administration Notice**" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person before, or in connection with, the appointment of an administrator.

"**Business Day**" means a day on which banks are open in Greece.

"**Calculation Date**" means 30 June 2020.

"**Converted EUR Amount**" means EUR 3,558,588.37, the converted amount of $3.997.362,32 at FX rate of 1,1233 EUR/ USD as of 30rd June 2020, being the agreed outstanding amount owed by the Debtor to the Creditor as at the Calculation date (as redenominated from US dollars to EUR).

"**Discount Amount**" means EUR 858,588.37 ($964,452.32)

"**EUR**" means euros;

"**Event of Default**" means any one of the events or circumstances described in Clause 7.

"**Guarantee**" means the guarantee by the Guarantor in favor of the Creditor and set out in Clause 9 of this Agreement.

"**Parent**" means Cosmos Holdings Inc., a company established and registered in Nevada, USA, with registered office at 141 W. Jackson Blvd, Suite 4236, Chicago, IL 60604.

"**Pre-Settlement Amount**" means the sum of EUR 200,000 to be paid by the Debtor to the Creditor in partial discharge of its obligations and prior to the determination of the Converted Euro Amount.

"**Relevant Person**" means the Debtor, the Guarantor and the Parent.

"**Settlement Amount**" means EUR 2,700,000.00 (being the difference between the Converted EUR Amount and the Discount Amount).

"**Taxes**" includes any present or future tax, duty, import, levy or charge of any kind which is imposed by any state, any political subdivision of a state or any local or municipal authority (including any such imposed in connection with exchange controls) and any connected penalty, interest or fine.

1.2 In this Agreement, clause headings are inserted for convenience only and shall not affect the construction of this Agreement and, unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa. References to persons include references to any

company, partnership, joint venture and unincorporated association, any state, political sub-division of a state and local or municipal authority and any international organisation.

1.3 Insolvency of a Greek Person

In this Agreement, where it relates to a legal person, a reference to:

(a) a **winding-up, administration** or **dissolution** includes a Greek entity being declared bankrupt (*πτωχός, ptohos)* or dissolved and under liquidation (*λύση και εκκαθάριση, lisi kai ekatharissi)* or under mandatory administration (*αναγκαστική διαχείριση, anagkastiki diachirisi)*, special administration (*ειδική διαχείριση, eidiki diachirisi)*, rehabilitation (*εξυγίανση, eksigiansi)*, reconciliation (*συνδιαλλαγή, sindiallagi)*, reorganisation (*αναδιοργάνωση, anadiorganosi)* and any other similar proceedings, including, without limitation, any bankruptcy (πτωχευτική, *ptoheftiki)* or prebankruptcy (*προπτωχευτική, proptoheftiki)* proceedings;

(b) a **moratorium** includes a suspension of individual enforcement measures (*αναστολή των ατομικών διώξεων, anastoli atomikon diokseon)*;

(c) any **step** or **procedure** taken in connection with insolvency proceedings includes a Greek person having filed an application to be subject to any of the proceedings under (a) above;

(d) an **administrator** includes the concept of "epitropos" (επίτροπος), "syndikos" (σύνδικος), "ειδικός διαχειριστής" (eidikos diachiristis), "ekatharistis" (εκκαθαριστής); and

(e) an **attachment** includes a seizure (*κατάσχεση, katashesi)*.

2. THE DEBT

2.1 The Debtor and the Guarantor acknowledge that, as at the Calculation Date, and after (i) taking account of the Pre-Settlement Amount and (ii)redenomination of the outstanding amounts from US dollars into EUR, the Debtor is indebted to the Creditor in the amount of EUR 3,558,588.37, being the Converted EUR Amount (*Αναγνώριση Χρέους, Anagnorisi Hreous*).

2.2 Subject to the terms of this Agreement, the Creditor has agreed to grant to the Debtor a discount of EUR 858,588.37 ($964,452.32), being the Discount Amount.

2.3 Subject to the complete fulfilment by the Debtor of the terms of this Agreement, the Creditor has agreed to accept payment of the Settlement Amount (EUR 2,700,000.00) in full and final discharge of the Converted EUR Amount.

3 PAYMENTS

3.1 The Debtor and the Creditor hereby acknowledge that the Debtor has paid to the Creditor the Down Payment Amount.

3.2 The Debtor declares that it shall make the following payments in order to discharge its obligation to pay the Settlement Amount (EUR 2,855,000):

3.1.1 On 6 May 2021 the sum of EUR 125,000;

3.1.2 On 6 August 2021, the sum of EUR 125,000;

3.1.3 On 6 November 2021, the sum of EUR 125,000;

3.1.4 On 6 February 2022, the sum of EUR 125,000; and

3.1.5 On 6 May 2022, the sum of EUR 2,200,000.

3.3 The Debtor declares that it will take all necessary actions in order to complete the transfers of all amounts specified in this Clause and/or of any amount of interest under Clause 4 into the bank account of the Creditor.

3.4 In case of breach of any of the terms herein and in particular if the Debtor defaults in the payment on the due date (and whether by acceleration under Clause 9 or otherwise) of any of the amounts specified in this Clause and/or of any amount of interest under Clause 4, the Debtor declares that it shall, in addition, be liable to pay on demand by the Creditor, the Discount Amount.

4 INTEREST

4.1 The Settlement Amount shall bear interest payable by the Debtor to the Creditor for the period from the Calculation Date until its repayment in full. Such interest shall be payable at the rate of 6.00% per annum for the first year and 5.25% per annum for the second year and shall be calculated on the amount of such balance outstanding from day to day during such period. Interest shall be payable on the 10th day of each calendar month, commencing with 10 July 2020 (with the first such payment being in respect of the period from the Calculation Date to 10 July 2020)

4.2 If any amount (whether of principal or interest) is unpaid on its due date, the unpaid amount shall accrue interest from the due date until the date of its payment in full, at the rate of 7.25% per annum. Such interest shall accrue from day to day on the unpaid amount and shall be payable on demand.

5 CONDITIONALITY

5.1 This Agreement shall become unconditional when the Creditor shall have received, and found to be satisfactory to it in all respects, each of the following documents:

(a) good-standing certificates of the Debtor in relation to its corporate status, tax and social security obligations;

(b) certified copies of resolutions of the General Meeting of Shareholders and of the Board of Directors of the Debtor approving this Agreement in terms acceptable to the Debtor and authorizing an individual, identified by name or office, to execute this Agreement on behalf of the Debtor; and

(c) duly executed agreement amending the Pledge Agreement dated 22 September 2016 entered into by the Guarantor and the Creditor in relation to 1 million shares (after reverse split) each in nominal value of US$ 0.001 in the Parent, together with the share certificate representing those shares.

6. GUARANTEE

6.1 In consideration of the Creditor entering into this Agreement, the Guarantor hereby unconditionally guarantees to the Creditor the payment when due of all sums payable now or in the future to the Creditor by the Debtor under this Agreement or in connection herewith and undertakes with the Creditor that, if and whenever the Debtor shall be in default in the payment of any sum whatsoever under this Agreement or in connection herewith, the Guarantor will on demand pay such sum, acting as primary obligor, waiving unconditionally the benefits of discussion (*δίζηση, dizisi*) and division (*διαίρεση, diairesi*).

6.2 The Guarantor, acting as primary obligor, hereby unconditionally and irrevocably agrees as a separate, continuing and primary obligation to indemnify the Creditor on its first demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Creditor as a result of or in connection with any obligation or liability guaranteed by the Guarantor being or becoming unenforceable; and the amount recoverable under this general indemnity shall be equal to the amount which the Creditor would have otherwise been entitled to recover.

6.3 The Guarantor declares that its liability under this Agreement shall not be discharged or impaired by:

- (a) the existence or validity of any other security taken by the Creditor in relation to this Agreement or any enforcement of, failure to enforce or the release of any such security; or
- (b) any amendment to, or variation of, this Agreement or any security relating to this Agreement; or
- (c) any release of, or granting of time or any other indulgence to, the Debtor or any third party; or
- (d) any other act, event or omission which would or might, but for this Clause operate to impair or discharge the Guarantor's liability hereunder.

6.4 Any release, compromise or discharge of the obligations of the Guarantor under this Agreement shall be deemed to be made subject to the condition that it will be void if any payment or security which the Creditor may receive or have received is set aside or proves invalid for whatever reason.

6.5 This Guarantee is a continuing guarantee and is in addition to, and not in substitution for, any other security which the Creditor may now or hereafter hold for the obligations of the Debtor under this Agreement and may be enforced without the Creditor first having recourse to any such other security and without the Creditor first taking any steps or proceedings against the Debtor.

6.6 Until all amounts which may be or become payable by the Debtor under, or in connection with, this Agreement have been irrevocably paid in full, the Guarantor shall, not by virtue of any payment made by either of them hereunder or otherwise, exercise any right of set-off or counterclaim against the Debtor or be subrogated to any rights, security or moneys held, received or receivable by the Creditor or be entitled to any right of contribution in respect of any payment made or moneys received on account of the Guarantor's liability hereunder.

6.7 This Guarantee is considered fair and just by the parties hereto, having taken into account all relevant circumstances, including the amount of the debt.

7 REPRESENTATIONS AND WARRANTIES

7.1 Each of the Debtor and the Guarantor hereby represents and warrants to the Creditor (and so that such representations and warranties shall survive the execution of this Agreement and shall be deemed to be repeated on each day during the currency of this Agreement) that:

(a) As regards the Debtor, it is duly incorporated and validly existing and in good standing under the laws of Greece;

(b) As regards the Debtor, it has the corporate capacity, and has taken all corporate action, and obtained all official consents necessary for it:

(i) to execute this Agreement; and

(ii) to undertake all the obligations and make all the payments contemplated by, and to comply with, this Agreement;

(c) As regards the Guarantor, he has the personal legal capacity, and has obtained any other consents necessary for him:

(i) to execute this Agreement; and

(ii) to undertake all the obligations and make all the payments contemplated by, and to comply with, this Agreement;

(d) this Agreement constitutes each of the Debtor's and the Guarantor's legal, valid and binding obligations enforceable against it in accordance with its terms, subject to any relevant insolvency laws affecting creditors' rights

generally;

(e) the execution by it of this Agreement, and its compliance with this Agreement will not involve or lead to a contravention of:

(i) any law or official requirement applicable to it;

(ii) (in the case of the Debtor) its constitutional documents; or

(iii) any contractual or other obligation or restriction which is binding on it or any of its assets;

(f) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) has occurred and is continuing;

(g) no legal or administrative action has been commenced or taken against it, or to its knowledge, is likely to be commenced or taken;

(h) it has paid all Taxes applicable to, or imposed on or in relation to, it or its business;

(i) its liabilities under this Agreement rank at least pari passu with all its other present and future unsecured obligations (apart from obligations mandatorily preferred by law); and

(j) the Guarantor is the beneficial owner of 59 % of the issued share capital of the Parent and the Debtor is a wholly owned subsidiary of the Parent.

8 UNDERTAKINGS

8.1 The Debtor undertakes that, so long as any amount remains owing or outstanding under this Agreement:

(a) it will not, without the prior consent of the Creditor, create, assume or permit to exist any security interest upon any of its property or assets (whether now owned or hereafter acquired); and

(b) it will not, without the prior consent of the Creditor, sell, transfer, lend, lease or otherwise dispose of (in any such case otherwise than for full cash consideration in the ordinary course of trading) all or any substantial part of its business, property or assets, (whether by one transaction or by a series of transactions, whether related or not).

8.2 The Guarantor undertakes that, so long as any amount remains owing or outstanding under this Agreement:

(a) he will not, without the prior consent of the Creditor, create, assume or permit to exist any mortgage, pledge, charge or other security asset upon

any of his property or assets (whether now owned or hereafter acquired);

(b) he will not, without the prior consent of the Creditor, sell, transfer, lend, lease or otherwise dispose of (in any such case otherwise than for full cash consideration in the ordinary course of trading) all or any substantial part of his business, property or assets, (whether by one transaction or by a series of transactions, whether related or not);

(c) he will not reduce his shareholding in the Parent below 59% .

9 DEFAULT

9.1 If, for any reason whatsoever, any of the following events shall occur and be continuing:

(a) the Debtor or the Guarantor fail to pay when due (or (if so payable) on demand) any sum payable under this Agreement; or

(b) the Debtor or the Guarantor breaches any other provision of this Agreement; or

(c) any representation, warranty or statement made by, or by an officer of, the Debtor or the Guarantor in this Agreement or any other notice or document relating to this Agreement is untrue or misleading when it is made or deemed to be repeated; or

(d) any of the following occurs (or their equivalent under Greek law as specified in Clause 1.3):

(i) a Relevant Person becomes unable to pay its debts as they fall due; or

(ii) any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration, distress or any form of freezing order; or

(iii) any administrative receiver or other receiver is appointed over any asset of a Relevant Person; or

(iv) any step is taken in relation to the appointment of an administrative receiver of a Relevant Person; or

(v) an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person;

(vi) a resolution is passed, an application to a court is made or any other step is taken by a creditor of a Relevant Person for the appointment of an administrator in respect of that Relevant Person, unless:

(A) the proposed administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency

law procedure being implemented instead;

(B) the application is dismissed or withdrawn within 30 days of being made; and

(C) that Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(vii) an Administration Notice is given or filed, a resolution is passed, an application to a court is made or any other step is taken by:

(A) the members of a Relevant Person,

(B) the directors of a Relevant Person, or

(C) a creditor that is a holder of security Interests which together relate to all or substantially all of the assets of a Relevant Person,

for or with a view to the appointment of an administrator in respect of that Relevant Person; or

(viii) a resolution is passed, an application to a court is made or any other step is taken by a government minister or public or regulatory authority for or with a view to the appointment of an administrator in respect of a Relevant Person; or

(ix) a petition is presented to a court, a resolution is passed, or any other step is taken for or with a view to the appointment of a provisional liquidator in respect of a Relevant Person unless:

(A) the proposed appointment is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead;

(B) the petition is dismissed or withdrawn within 30 days of being presented; and

(C) that Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law or procedure; or

(x) a petition is presented to a court, a resolution is passed or any other step is taken for or with a view to the winding up of a Relevant Person; or

(xi) a Relevant Person, its directors or, in any proceedings, a lawyer acting for a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that that Relevant Person is insolvent or likely to become insolvent;

(e) a Relevant Person or its directors petition or apply to a court for, or it or its

directors take any steps to obtain or submit or present a document setting out the proposed terms of, or any other proposal for, any form of moratorium, suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

. (f) the Debtor or the Parent ceases or suspends carrying on its business; or ;

. (l) any other event occurs or any other circumstances arise or develop including, without limitation, a change in the financial position, state of affairs or prospects of the Debtor or the Guarantor, in the light of which the Creditor considers that there is a significant risk that the Debtor or the Guarantor is, or will later become, unable to discharge its liabilities and obligations under this Agreement, as appropriate, as they fall due.

then the Creditor, by notice to the Debtor, may declare all amounts remaining to be paid under Clause 3.1 of this Agreement to be immediately due and payable, whereupon, together with accrued interest and the Discount Amount, they shall become immediately due and payable.

10 PAYMENTS

10.1 All payments to be made by the Debtor and the Guarantor to the Creditor under this Agreement shall be made on the due date in Euro and in cleared funds and to such account as the Creditor shall specify and shall be made:

. (a) without set-off, counterclaim or condition; and

. (b) free and clear of, and without deduction for, or on account of, any present or future Taxes, unless the Debtor or the Guarantor is required by law or regulation to make payment subject to any Taxes, in which event such payment shall be increased by such amount as may be necessary to ensure that the Creditor receives a net amount, free and clear of all Taxes, equal to the full amount which the Creditor would have received had such payment not been subject to such Taxes.

. **10.2** The Debtor and the Guarantor shall indemnify the Creditor against any liability of the Creditor in respect of such Taxes and shall promptly supply the Creditor with copies of applicable tax receipts.

. **10.3** If any sum payable by the Debtor or the Guarantor under this Agreement shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

. **11 FEES AND EXPENSES**

. **11.1** The Debtor and the Guarantor shall pay to the Creditor on demand, upon mutual agreement, all costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Creditor in connection with preserving or enforcing or attempting to preserve or enforce any of its rights under this Agreement.

. **11.2** The Debtor shall also pay or indemnify the Creditor against all stamp, documentary and other like duties and Taxes to which this Agreement may be subject or give rise.

12 MISCELLANEOUS

. **12.1** Except as otherwise provided for in this Agreement, all notices or other communications under or in respect of this Agreement to a party hereto shall be in writing and shall be deemed to be duly given or made when delivered (in the case of personal delivery or letter or email) and when dispatched (in the case of facsimile) to such party addressed to it at such address as such party may hereafter specify for such purpose to the other by notice in writing. A written notice includes a notice by facsimile.

. **12.2** No delay or omission on the part of the Creditor in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof or of any other right, power or remedy.

. **12.3** If any provision of this Agreement is or subsequently becomes void, unenforceable or illegal that shall not affect the validity, enforceability, or legality of the other provisions of this Agreement and such provision shall be deemed as having been replaced by a valid, enforceable and legal provision reflecting the will of the parties hereto and the spirit of this Agreement.

. **12.4** This Agreement constitutes the entire agreement between the parties hereto with respect to the matters treated herein, superseding any previous agreement in this respect.

. **12.5** All the terms in this Agreement have been negotiated and agreed by the parties hereto in good faith and are fair and just, taking into consideration the relevant circumstances and in particular the amount of the debt and failure of the Debtor to repay such debt to date; hence the parties hereto expressly waive their rights to challenge this Agreement for any reason whatsoever, including the ones provided for in articles 178, 179 and 388 of the Greek Code of Civil Procedure.

13 LAW, JURISDICTION AND LANGUAGE

13.1 This Agreement shall be governed by, and construed in accordance with the law of England and Wales

13.2 For the benefit of the Creditor, and subject to Clause 13.2, the parties irrevocably agree that the courts of England shall have exclusive

jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) arising out of, or in connection with, this Agreement. For these purposes, each party irrevocably submits to the jurisdiction of the English courts.

13.3 Nothing in this Clause 13 limits the right of the Creditor to bring proceedings against the Debtor and/or the Guarantor in any other court of competent jurisdiction, and the bringing or continuing of proceedings in any one or more jurisdictions shall not preclude the bringing of proceedings in any other jurisdiction, whether concurrently or not, if and to the extent permitted by applicable law.

13.4 Each of the Debtor and the Guarantor hereby irrevocably and unconditionally appoints

Decahedron ltd of London or otherwise at its registered office for the time being as its agent for the service of process in England in respect of any proceedings in respect of this Agreement and undertakes that in the event that the said agent ceases for any reason so to act, it will immediately appoint another person with a registered office in London as its agent for service of process.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

EXECUTION PAGE

The Debtor

SKY PHARM S.A.

By:

The Creditor

SYNTHESIS-PEER-TO-PEER INCOME FUND

By:

SPYRIDON PAPADOPOULOS, DIRECTOR

The Guarantor

GRIGORIOS SIOKAS

By: